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FOR IMMEDIATE RELEASE                                        August 4, 1999

Contact: Amy L. Timmerman, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
               FAX: (781) 221-7594

Burlington, MA.-BostonFed Bancorp, Inc., a $1.195 billion holding company, (AMEX-BFD) (the "Company"), the parent of Boston Federal Savings Bank, a $1.047 billion, federally-chartered stock savings bank, and Broadway National Bank, a $137 million, national chartered commercial bank, announced today that it has entered into a definitive agreement to acquire Diversified Ventures, Inc., d/b/a Forward Financial Company, ("Forward Financial") in a 100% cash transaction. As part of the transaction, the Company is also acquiring Ellsmere Insurance Agency, Inc., a Massachusetts licensed insurance agency with limited operations. Forward Financial is a privately held mortgage company headquartered in Northborough, Massachusetts. The transaction is subject to regulatory approval and is expected to close in the fourth quarter of 1999. The tax-deductible transaction premium will be approximately $20 million and will be amortized over 15 years. The transaction premium reflects a multiple of approximately 6.5 times Forward Financial's estimated 1999 after-tax earnings. BostonFed expects the transaction to be accretive to both GAAP and cash earnings in the first year.

David F. Holland, Chairman and Chief Executive Officer said, "We are pleased to aquire Forward Financial, a company with a 25-year proven track record that will complement and expand our existing mortgage businesses. This acquisition provides a unique opportunity to generate increased revenue and diversify our lending operations."

Forward Financial originates high quality loans primarily direct with consumers purchasing or refinancing manufactured homes, recreational vehicles and leased equipment and does not compete in "sub-prime" lending markets. Forward Financial originates and sells loans to third party client lenders. Forward Financial's national consumer lending niche provides its client lenders with the means to diversify their loan portfolios without having to develop an in-house origination capability. Forward Financial currently originates approximately 60% of its loan origination volume in the Northeast and operates in 19 states across the United States. It is expected that Forward Financial will operate as a separate subsidiary and continue to conduct its business under its current management.

This release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's and its affiliates' earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.